Exhibit (c)(9)

Corporate and Investment Banking | Global Power Corporate and Investment Banking | Global Power May 23, 2016 Project Revere Citi Presentation to Talen’s Board of Directors [***] indicates information that has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended (the ”Exchange Act”). This information has been filed separately with the Securities and Exchange Commission (the ”SEC). Strictly Private and Confidential

Confidential Material Disclaimer The following pages contain material provided to the Board of Directors of Talen Energy Corporation (“Talen” or the “Company”) by Citigroup Global Markets Inc. (“Citi”) in connection with a proposal from Riverstone Holdings LLC (“Riverstone”). The accompanying material was compiled or prepared on a confidential basis solely for the use of the Board of Directors of the Company and not with a view toward public disclosure under any securities laws or otherwise. The information contained in the accompanying material was obtained from the Company and other sources. Any estimates and projections contained herein have been prepared or adopted by management of the Company, obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, and there is no assurance that such estimates and projections will be realized. Citi does not take responsibility for such estimates and projections, or the basis on which they were prepared. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. In preparing the accompanying material, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of the Company, that they are not aware of any relevant information that has been omitted or that remains undisclosed to Citi. The accompanying material was not prepared for use by readers not as familiar with the Company as the Board of Directors of the Company and, accordingly, neither the Company nor Citi nor their respective legal or financial advisors or accountants take any responsibility for the accompanying material if used by persons other than the Board of Directors of the Company. The accompanying material is necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing and disclosed to Citi, as of the date of the accompanying material. Citi does not have any obligation to update or otherwise revise the accompanying material. Nothing contained herein shall be construed as legal, regulatory, tax or accounting advice. 1

Project Revere Overview

As you know, Project Revere has been ongoing since December 2015. Set forth below is a general timeline and overview of the salient points related to Project Revere.

General Timeline

- Project Revere commenced on December 3, 2015, when Riverstone sent an email to Talen's Chairman with an offer to buy the 65% of the Company it did not already own for $11.00 / share, representing a 45.3% premium to the closing price on December 2, 2015 of $7.57 / share; a letter was sent to Talen's Board (the "Board") on December 11, 2015 confirming this offer
- At a Talen Board meeting on December 18, 2015, Riverstone presented its offer, and Citi was present to give a market overview to the Board, while Kirkland & Ellis presented the Board with its fiduciary responsibilities
- On January 11, 2016, Citi presented a valuation analysis to the Board and Kirkland & Ellis addressed fiduciary responsibilities
- After reviewing Riverstone's proposal with the assistance of its financial and legal advisors, the Board concluded that the proposal undervalued the Company and determined not to pursue the offer, and this message was relayed by Talen's Chairman on January 14, 2016
- On January 29, 2016, Riverstone indicated to Talen's Chairman that it was willing to increase its offer price from $11.00 per share to $13.00 per share, and in a letter addressed to the Board and dated February 3, 2016, Riverstone confirmed this increase in offer price
- After reviewing the increased offer price, the Board authorized the Company to engage with Riverstone to explore a potential Transaction based on the valuation previously conveyed by Riverstone and expressed this authorization in a letter addressed to Riverstone on February 4, 2016, after which a non-disclosure agreement was executed
  - Since then, there have been numerous diligence sessions and exchanges of a draft merger agreement between Riverstone, Talen and each entity's respective financial and legal advisors
- On March 31, 2016, [***] executed a non-disclosure agreement with Talen, and a management presentation was given by the Company to [***] on April 7, 2016
  - There have been several diligence sessions with management
- On April 1, 2016, an article was published in SparkSpread (a Power trade publication) referencing a potential LBO of Talen
- On April 13, 2016, [***] sent a letter to Talen's management with a proposal to buy 100% of the Company for $13.50 – 14.00 per share
- On April 19, 2016, a formal Process Letter was sent to each Riverstone and [***] indicating that Final Bids would be on May 20, 2016

Process Overview

- For the entirety of Project Revere, the Independent Board members have had numerous meetings and calls to discuss progress and updates; these meetings and calls have included updates from the Company's financial and legal advisors
- Throughout the process, and since the receipt of [***] 's non-binding proposal, both Riverstone and [***] have been granted access to the same information and the same level of diligence

[***] indicates information that has been omitted on the basis of confidential treatment request pursuant to Rule 24b-2 of the Exchange Act. This information has been filed separately with the SEC.

2

Talen & IPP Stock Price Analysis Talen Stock Price Commentary Talen’s Implied Stock Price if Indexed to Peers1 (Indexed as of March 31, 2016) Relative IPP Stock Price Performance (As of March 31, 2016) (10.0) 0.0 10.0 20.0 30.0 40.0 50.0% 3/31/2016 4/12/2016 4/24/2016 5/6/2016 5/18/2016 TLN CPN DYN NRG IPP TLN: 38.8% DYN: 26.5% NRG: 19.1% CPN: (4.2%) IPP: 9.1% $9.00 $9.11 $10.24 44.4% 42.7% 26.9% 03/31/2016 04/01/2016 05/19/2016 55.6% 53.7% 36.7% Talen has outperformed peers year-to-date Talen stock price moved 11.6% on the day of the SparkSpread leak Riverstone’s $13.00 per share proposal represents: – 44.4% premium to Talen’s pre-SparkSpread leak stock price of $9.00 – 26.9% premium to Talen’s current implied stock price of $10.24 if Talen performed consistently with its peers Source: FactSet. Note: Market data as of May 19, 2016. SparkSpread leak occurred on April 1, 2016. 1. Peer IPP index calculated using simple average of CPN, DYN, and NRG share price performance. $9.00 $10.04 $12.49 44.4% 29.5% 4.1% 03/31/2016 04/01/2016 05/19/2016 55.6% 39.4% 12.1% Implied premium based on $13.00 per share proposal SparkSpread Leak SparkSpread Leak SparkSpread Leak Implied premium based on $14.00 per share proposal Implied premium based on $13.00 per share proposal Implied premium based on $14.00 per share proposal 3

IPP Valuations Have Improved Since January 2016 FY+1 EV/EBITDA Multiples – January 7, 2016 to Present ($ in millions, except per share data) Source: 2016 Q2 Reforecast – Open, Talen 2016 – 2020 Business Plan- Post Mitigation, FactSet and Company filings. Note: Market data as of May 19, 2016. Market data for January 11, 2016 presentation was as of January 7, 2016. 1. TLN January 7, 2016 financials based on Talen 2016 – 2020 Business Plan-Post Mitigation; TLN May 19, 2016 financials based on 2016 Q2 Reforecast – Open. TLN CPN DYN NRG FCF Yield – January 7, 2016 to Present ($ in millions, except per share data) The average FY+1 EV/EBITDA multiple for Talen’s peers has increased by ~0.5x, while Talen’s WACC has decreased by ~0.7% since January 7, 2016. Commentary IPP trading multiples have recovered from their lows earlier in the year Over the past several years, IPP trading multiples have been fairly volatile – On 9/24/2014, CPN traded at an FY+1 EV/EBITDA multiple of 10.1x, implying a share price of $29.10 for Talen today – On 1/13/2016, Talen traded at an FY+1 EV/EBITDA multiple of 5.8x, based on its $5.76 share price Since Talen commenced trading publicly on 6/2/2015, its FY+1 EV/EBITDA multiple has been consistently at a ~1.5x discount to peers WACC's Since Jan 7, 2016 Low Mid High January 7, 2016 6.7% 7.0% 7.3% May 19, 2016 6.0 6.3 6.7 Low High 4 TLN CPN DYN NRG TLN CPN DYN NRG Share Price $6.32 $14.35 $12.53 $11.26 $12.49 $14.53 $18.18 $15.49 Firm Value 4,229 16,730 8,082 23,261 4,955 16,912 10,444 24,682 2017 EBITDA Consensus1 717 2,023 1,241 2,881 704 1,998 1,464 2,865 5.9x 7.0x 8.3x 8.5x 6.5x 7.1x 8.1x 8.6x January 7, 2016 May 19, 2016 TLN CPN DYN NRG TLN CPN DYN NRG Share Price $6.32 $14.35 $12.53 $11.26 $12.49 $14.53 $18.18 $15.49 Equity Value 815 5,194 1,527 3,598 1,643 5,310 2,178 4,950 2016 FCF Guidance1 275 785 400 1,100 370 785 333 1,100 33.7% 22.5% 15.1% 14.8% 26.2% 15.3% 30.6% 22.2% January 7, 2016 May 19, 2016

Talen Summary Projections Adjusted EBITDA ($ in millions) Unlevered Free Cash Flow ($ in millions) $275 $164 $145 $160 $197 $370 $139 $205 $143 $185 2016 2017 2018 2019 2020 $306 $254 $228 $265 $303 $404 $261 $318 $243 $273 2016 2017 2018 2019 2020 $774 $717 $666 $691 $685 $755 $704 $713 $641 $647 2016 2017 2018 2019 2020 January 11 Presentation Q2 Reforecast – Open Levered Free Cash Flow ($ in millions) Net Debt For Valuation ($ in millions) Source: 2016 Q2 Reforecast – Open, Talen 2016 – 2020 Business Plan- Post Mitigation. 1. Reflects full year 2016 financial data; however, for valuation purposes 75% of 2016 unlevered free cash flow is used to account for March 31, 2016 valuation date. $3,414 $3,312 12/31/2015 - Adjusted 3/31/2016 - Adjusted 1 2016, 2017, 2019 and 2020 EBITDA declined as a result of changes in energy prices, partially offset by O&M spending reductions 2016 FCF is higher compared to other years as a result of using tax losses against gains on asset sales 2016 FCF is higher compared to previous forecast due to lower taxes resulting from bonus depreciation 2018 FCF is higher due to a change in timing of cash taxes received from losses generated in 2017 5

Talen Valuation Analysis Summary: May 19 Market Data For Reference Only $13.00 per Share Proposal (44% premium to unaffected share price) Unaffected Share Price: $9.00 Current Share Price: $12.49 Implied EV/2017 EBITDA Equity Value per Share Reference Range Low High Commentary DCF Analysis 6.8x 7.6x • 3.75-year unlevered DCF (2016 – 2019) as of M arch 31, 2016 • Unlevered cash taxes based on 40% tax rate and company-provided taxes • Adjusted Net Debt (3/31/2016) balance of $3,312mm • 131.5mm shares outstanding • Terminal value based on 7.9x mean of Dynegy and NRG's 2017 EV/EBITDA multiple applied to 2020 EBITDA (FY+1) and 0.5x step for low and high cases, respectively • WACC range of 6.0 – 6.7% 7.1 8.6 6.5 8.2 Selected Public Companies Analysis: 2016 FCF Yield 7.1 8.1 • Based on Dynegy and NRG's 2016 FCF Yield, 15.3% and 22.2%, respectively • $370mm 2016 Levered FCF • 131.5mm shares outstanding Selected Precedent Transactions Analysis 7.2 8.2 • Based on 7.7x mean FY+1 EV/EBITDA multiple and 0.5x step for low and high cases, respectively, derived from selected precedent transaction multiples • Adjusted Net Debt (3/31/2016) balance of $3,312mm • 131.5mm shares outstanding • $704mm 2017 Adjusted EBITDA SOTP ($/kW) 6.7 7.7 • $/kW multiples based on Wall Street Research and Selected Precedent Transactions – Broken down by fuel type, technology and region • Adjusted Net Debt (3/31/2016) balance of $3,312mm • 131.5mm shares outstanding • Pre-tax Wall Street Research Price Target 6.0 7.5 • Based on the low and high price targets from Wall Street Research – $7.00 and $15.00, respectively 52-Week Low / High 5.8 8.4 • Based on the low and high prices since June 2, 2015 – $5.76 and $19.80, respectively Precedent M&A Premia 6.9 7.1 • Based on the 25th and 75th percentile of the precedent M &A transaction premia from the last twelve months for the low and high – 31.0% and 44.5%, respectively – All cash completed deals from $1.0bn to $2.0bn • Based on Talen's unaffected share price of $9.00 • An offer price of $13.00 implies a premium of 92% to the per share value of Talen’s business ex. cash ($6.77)1 Selected Public Companies Analysis: EV/EBITDA • Based on Dynegy and NRG's 2017 EV/EBITDA multiple, 7.1x and 8.6x, respectively, and Dynegy and NRG's 2018 EV/EBITDA multiple of 6.5x and 8.2x, respectively • Adjusted Net Debt (3/31/2016) balance of $3,312mm • 131.5mm shares outstanding • $704mm 2017 Adjusted EBITDA and $713mm 2018 Adjusted EBITDA $10.97 $13.02 $12.66 $13.40 $10.61 $7.00 $5.76 $11.79 $15.68 $20.94 $18.42 $18.75 $16.29 $15.00 $19.80 $13.01 $10.17 $19.41 2017 EV/EBITDA 2018 EV/EBITDA Source: 2016 Q2 Reforecast – Open, FactSet and Wall Street Research. Note: Market data as of May 19, 2016. 1. Assumes a minimum cash of $200mm and excludes $5.72 cash per share from Talen’s current stock price. 6

Equity Value per Share Bridge (DCF Midpoint)

The cumulative change in equity value per share based on the midpoint DCF from January 11 to May 19 is $3.03.

Equity Value per Share



$10.27
$0.48
($1.64)
$0.79
($0.19)
$2.19
$0.84
$0.57
$13.30
Changes in Company Forecast: ($0.57)
Changes in Market Data: $3.59

January 11, 2016 Presentation	Change in Unlevered Free Cash Flow	Change in Terminal EBITDA	Change in Net Debt	Change in Shares Outstanding	Change in Terminal Multiple	Change in WACC	Change in Valuation Date	May 19, 2016
• Cumulative utilized UFCF: $1,053mm	• **Cumulative utilized UFCF: $1,125mm**	• Cumulative utilized UFCF: $1,125mm	• Cumulative utilized UFCF: $1,125mm	• Cumulative utilized UFCF: $1,125mm	• Cumulative utilized UFCF: $1,125mm	• Cumulative utilized UFCF: $1,125mm	• Cumulative utilized UFCF: $1,125mm	• Cumulative utilized UFCF: $1,125mm
• 2020 EBITDA: $685mm	• 2020 EBITDA: $685mm	• **2020 EBITDA: $647mm**	• 2020 EBITDA: $647mm	• 2020 EBITDA: $647mm	• 2020 EBITDA: $647mm	• 2020 EBITDA: $647mm	• 2020 EBITDA: $647mm	• 2020 EBITDA: $647mm
• Net debt: $3,414mm	• Net debt: $3,414mm	• Net debt: $3,414mm	• **Net debt: $3,312mm**	• Net debt: $3,312mm	• Net debt: $3,312mm	• Net debt: $3,312mm	• Net debt: $3,312mm	• Net debt: $3,312mm
• Shares outstanding: 128.9mm	• Shares outstanding: 128.9mm	• Shares outstanding: 128.9mm	• Shares outstanding: 128.9mm	• **Shares outstanding: 131.5mm**	• Shares outstanding: 131.5mm	• Shares outstanding: 131.5mm	• Shares outstanding: 131.5mm	• Shares outstanding: 131.5mm
• Terminal multiple: 7.3x	• Terminal multiple: 7.3x	• Terminal multiple: 7.3x	• Terminal multiple: 7.3x	• Terminal multiple: 7.3x	• **Terminal multiple: 7.9x**	• Terminal multiple: 7.9x	• Terminal multiple: 7.9x	• Terminal multiple: 7.9x
• WACC: 7.0%	• WACC: 7.0%	• WACC: 7.0%	• WACC: 7.0%	• WACC: 7.0%	• WACC: 7.0%	• **WACC: 6.3%**	• WACC: 6.3%	• WACC: 6.3%
• Valuation Date of 12/31/2015	• Valuation Date of 12/31/2015	• Valuation Date of 12/31/2015	• Valuation Date of 12/31/2015	• Valuation Date of 12/31/2015	• Valuation Date of 12/31/2015	• Valuation Date of 12/31/2015	• **Valuation Date of 3/31/2016**	• Valuation Date of 3/31/2016

Source: 2016 Q2 Reforecast – Open and Talen 2016 – 2020 Business Plan- Post Mitigation.
Note: Market data as of May 19, 2016.

7

Equity Value per Share Bridge (2017 EV/EBITDA Midpoint) The cumulative change in equity value per share based on midpoint 2017 EV/EBITDA multiples from January 11 to May 19 is $2.90. $14.08 $16.98 ($0.74) $0.79 ($0.28) $3.12 January 11, 2016 Presentation Change in EBITDA Change in Net Debt Change in Shares Outstanding Change in Multiple May 19, 2016 2017 EBITDA: $717mm Net debt: $3,414mm Shares outstanding: 128.9mm Average 2017 Multiple: 7.3x Equity Value per Share Source: 2016 Q2 Reforecast – Open and Talen 2016 – 2020 Business Plan- Post Mitigation. Note: Market data as of May 19, 2016. 2017 EBITDA: $704mm Net debt: $3,414mm Shares outstanding: 128.9mm Average 2017 Multiple: 7.3x 2017 EBITDA: $704mm Net debt: $3,312mm Shares outstanding: 128.9mm Average 2017 Multiple: 7.3x 2017 EBITDA: $704mm Net debt: $3,312mm Shares outstanding: 131.5mm Average 2017 Multiple: 7.3x 2017 EBITDA: $704mm Net debt: $3,312mm Shares outstanding: 131.5mm Average 2017 Multiple: 7.9x 2017 EBITDA: $704mm Net debt: $3,312mm Shares outstanding: 131.5mm Average 2017 Multiple: 7.9x Changes in Market Data: $3.12 Changes in Company Forecast: ($0.22) 8

Discounted Cash Flow Analysis – Terminal Sensitivity Source: 2016 Q2 Reforecast – Open. Note: Market data as of May 19, 2016. Assumptions 3.75-year unlevered DCF (2016 – 2019) as of March 31, 2016 Unlevered cash taxes based on 40% tax rate and company-provided taxes Adjusted Net Debt (3/31/2016) balance of $3,312mm 131.5mm shares outstanding Base case terminal value based on 7.9x mean of Dynegy and NRG's 2017 EV/EBITDA multiple applied to 2020 EBITDA (FY+1) Base case terminal EBITDA of $647mm based on 2016 Q2 Reforecast – Open, sensitized by $25mm increments WACC midpoint of 6.3% Base Case FY+1 EV/EBITDA and Terminal EBITDA Terminal Value Sensitivity ($ in millions, except per share data) 2020 EBITDA ($50) ($25) Base +$25 +$50 13.30 $597 $622 $647 $672 $697 6.0x $4.15 $5.06 $5.96 $6.87 $7.78 7.0 7.76 8.82 9.87 10.93 11.99 7.9 10.92 12.11 13.30 14.49 15.67 8.0 11.37 12.57 13.78 14.99 16.19 9.0 14.97 16.33 17.69 19.05 20.40 FY+1 EV/EBITDA 9

Appendix

Discounted Cash Flow Analysis

Discounted Cash Flow Analysis	2016[1]	2017	2018	2019	2020
($ in millions)					
Adjusted EBITDA	**$566**	**$704**	**$713**	**$641**	**$647**
Adj. Cash Taxes[2]	(6)	(89)	(41)	(41)	(66)
Nuclear Fuel	106	136	137	135	136
Other Cash Adjustments	41	(7)	(14)	(24)	(21)
Capital Expenditures	(405)	(483)	(478)	(468)	(423)
Unlevered Free Cash Flow	**$303**	**$261**	**$318**	**$243**	**$273**
Unlevered Free Cash Flow Utilized For Valuation	*303*	*261*	*318*	*243*	*0*

Unlevered Valuation Analysis

(in millions, except per share values)

Terminal Values

	Low	Mid	High
2020 EBITDA	$647	$647	$647
FY+1 EV/EBITDA	7.4x	7.9x	8.4x
Terminal Enterprise Value	$4,775	$5,098	$5,422

Key Metrics

	3/31/2016
Debt	$4,264
Cash	(952)
Adjusted Net Debt (3/31/2016)	$3,312
Shares Outstanding	131.5

Present Value of Cash Flows

WACC			
6.0%	$1,018	$1,018	$1,018
6.3	1,013	1,013	1,013
6.7	1,008	1,008	1,008

Present Value of Terminal Value

WACC \ EV/EBITDA	7.4x	7.9x	8.4x
6.0%	$3,835	$4,095	$4,355
6.3	3,790	4,047	4,304
6.7	3,746	4,000	4,254

Enterprise Value

WACC \ EV/EBITDA	7.4x	7.9x	8.4x
6.0%	$4,854	$5,113	$5,373
6.3	4,804	5,061	5,318
6.7	4,755	5,008	5,262

Equity Value

WACC \ EV/EBITDA	7.4x	7.9x	8.4x
6.0%	$1,542	$1,801	$2,061
6.3	1,492	1,749	2,006
6.7	1,443	1,696	1,950

Equity Value per Share

WACC \ EV/EBITDA	7.4x	7.9x	8.4x
6.0%	$11.72	$13.70	$15.68
6.3	11.34	13.30	15.25
6.7	10.97	12.90	14.83

Implied EV/2017 EBITDA

WACC \ EV/EBITDA	7.4x	7.9x	8.4x
6.0%	6.9x	7.3x	7.6x
6.3	6.8	7.2	7.6
6.7	6.8	7.1	7.5

Source: 2016 Q2 Reforecast – Open.
Note: Market data as of May 19, 2016.
1. 2016 data reflects partial year financials to adjust for a valuation date of 3/31/2016.
2. Unlevered cash taxes based on 40% tax rate and company-provided taxes.

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citi

Selected Public Companies Analysis

Selected IPP Companies

($ in millions, except per share values)

Selected IPP Companies	Closing Stock Price	% Premium / (Disc) to 52 Week High	% Premium / (Disc) to 52 Week Low	Equity Value	Enterprise Value	2017 EV/EBITDA	2018 EV/EBITDA	2016 FCF Yield
Dynegy[1]	$18.18	(46.5%)	144.7%	$2,178	$10,444	7.1x	6.5x	15.3%
NRG	15.49	(40.7)	72.5	4,950	24,682	8.6	8.2	22.2
Low		(46.5%)	72.5%	$2,178	$10,444	7.1x	6.5x	15.3%
High		(40.7)	144.7	4,950	24,682	8.6	8.2	22.2
Mean		(43.6)	108.6	3,564	17,563	7.9	7.4	18.7
Median		(43.6)	108.6	3,564	17,563	7.9	7.4	18.7

Excluded from Analysis	Closing Stock Price	% Premium / (Disc) to 52 Week High	% Premium / (Disc) to 52 Week Low	Equity Value	Enterprise Value	2017 EV/EBITDA	2018 EV/EBITDA	2016 FCF Yield
Calpine	$14.53	(30.8%)	23.1%	$5,310	$16,912	8.5x	7.8x	14.8%

EV/EBITDA Multiples

(in millions, except per share values)

- Based on Dynegy and NRG's respective 2017 EV/EBITDA multiples
- Based on Dynegy and NRG's respective 2016 FCF Yields
- Talen FCF based on 2016 Levered FCF, excluding growth capex (consistent with how IPP peers give FCF guidance)

Implied Equity Value Per Share

2017 EV/EBITDA

	Low	High
2017 Adjusted EBITDA	$704	$704
2017 EV/EBITDA Multiple	7.1x	8.6x
Enterprise Value	$5,024	$6,066
Adjusted Net Debt (3/31/2016)	3,312	3,312
Equity Value	$1,712	$2,754
Shares Outstanding	131.5	131.5
Equity Value per Share	**$13.02**	**$20.94**

2016 FCF Yield

	Low	High
2016 Levered FCF	$370	$370
2016 FCF Yield	22.2%	15.3%
Equity Value	$1,665	$2,423
Shares Outstanding	131.5	131.5
Equity Value per Share	**$12.66**	**$18.42**

Source: 2016 Q2 Reforecast – Open, FactSet, Company Filings and Wall Street Research.
Note: Market data as of May 19, 2016. 2017 and 2018 EBITDA based on consensus estimates. 2016 FCF Yield based on company guidance.
1. Dynegy EBITDA from Wall Street Research for 2017 – 2018, and is pro forma for its acquisition of the ENGIE US Fossil Generation Portfolio for 2017 and 2018. Dynegy 2016 FCF based on 2016 FCF guidance, adjusted for the ENGIE US Fossil Generation Portfolio's 2017 FCF as a proxy for 2016 FCF.

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Additional EV/EBITDA Multiples Analysis

Historical EV/EBITDA Multiples

(in millions, except per share values)

- Based on quarterly historical FY+1 EV/EBITDA multiples for Calpine, Dynegy and NRG since 12/31/2009
- Low and high multiples based on 10th and 90th percentile of range, respectively

Implied Equity Value Per Share

FY+1 EV/EBITDA - Historical IPP Multiples	Low	High
2017 Adjusted EBITDA	$704	$704
FY+1 EV/EBITDA Multiple	6.7x	10.1x
Enterprise Value	$4,688	$7,138
Adjusted Net Debt (3/31/2016)	3,312	3,312
Equity Value	$1,376	$3,826
Shares Outstanding	131.5	131.5
Equity Value per Share	**$10.47**	**$29.10**

- ***Using TLN's all-time low share price of $5.76*** on January 13, 2016 implies a ***FY+1 EV/EBITDA multiple of 5.8x***
- Looking at historical IPP quarterly multiples (based on 10th – 90th percentile range to remove outliers) and taking the ***high multiple (CPN on 9/29/2014) arrives at a 10.1x FY+1 EV/EBITDA multiple***, ***implying a $29.10 share price for Talen*** using current guidance for 2017 EBITDA

2018 EV/EBITDA Multiples

(in millions, except per share values)

- Based on Dynegy and NRG's respective 2018 EV/EBITDA multiples

2018 EV/EBITDA	Low	High
2018 Adjusted EBITDA	$713	$713
2018 EV/EBITDA Multiple	6.5x	8.2x
Enterprise Value	$4,649	$5,865
Adjusted Net Debt (3/31/2016)	3,312	3,312
Equity Value	$1,337	$2,553
Shares Outstanding	131.5	131.5
Equity Value per Share	**$10.17**	**$19.41**

Source: 2016 Q2 Reforecast – Open, FactSet, Company Filings and Wall Street Research.
Note: Market data as of May 19, 2016.

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Acquiror Target Announcement Date Enterprise Value ($mm) EV / EBITDA Dynegy / ECP ENGIE 2/25/2016 $3,300 7.3x ArcLight Tenaska 12/23/2015 2,370 7.9 Dynegy Duke Energy / ECP 8/22/2014 6,250 7.3 NRG Energy Edison Mission Energy 10/18/2013 2,635 9.5 Dynegy Ameren 3/14/2013 900 7.0 NRG Energy GenOn 7/22/2012 17,000 6.2 Blackstone Dynegy 8/13/2010 660 7.9 Calpine Conectiv Energy 4/21/2010 1,700 6.9 Mirant RRI Energy 4/11/2010 3,000 7.0 Exelon NRG Energy 10/21/2008 6,800 6.5 Investor Group TXU 2/26/2007 32,000 9.8 Mirant NRG Energy 5/31/2006 8,000 9.4 NRG Energy TexasGenco 10/2/2005 5,800 7.5 High 9.8x Low 6.2 Mean 7.7 Median 7.3 Selected Precedent Transactions Selected Precedent Transactions Analysis Source: 2016 Q2 Reforecast – Open, Company Filings, Company Investor Presentations, SNL and SparkSpread. EV/EBITDA Multiples (in millions, except per share values) Based on 7.7x mean FY+1 EV/EBITDA multiple and 0.5x step for low and high cases, respectively, derived from selected precedent transaction multiples Low High 2017 Adjusted EBITDA $704 $704 FY + 1 EV/EBITDA Multiple 7.2x 8.2x Enterprise Value $5,074 $5,778 Adjusted Net Debt (3/31/2016) 3,312 3,312 Equity Value $1,762 $2,466 Shares Outstanding 131.5 131.5 Equity Value per Share $13.40 $18.75 13

SOTP $/kW Valuation An asset-by-asset SOTP valuation using $/kW multiples results in an equity value per share range of $10.61 to $16.29. The below analysis utilizes $/kW multiples from Wall Street Research, Selected Precedent Transactions and Citi Internal Estimates to value the Talen portfolio on an asset-by-asset basis broken down by technology, fuel type, and ISO – Midpoint multiples are sensitized by $25/kW to get low and high values Assumes 131.5mm shares outstanding Pre-tax Assumptions Enterprise Value ($/kW) (in millions, except per share values) Source: 2016 Q2 Reforecast – Open, Company Investor Presentations, Wall Street Research and Citi Internal Estimates. Note: Wall Street Research used for nuclear due to lack of relevant transaction comps. 1. Represents Harquahala and renewables. Value based on Company Guidance. 1 $/kW Multiple $700 $350 $750 $600 $350 $400 $200 $150 $500 — $317 MW 555 1,294 335 969 747 2,078 499 6,222 2,262 1,047 16,008 Enterprise Value $389 $453 $251 $581 $261 $831 $100 $933 $1,131 $150 $5,081 Net Debt 3,312 Equity Value $1,769 $389 $389 $841 $1,093 $1,674 $1,936 $2,767 $2,867 $3,800 $5,081 $1,769 $453 $251 $581 $261 $831 $933 $1,131 $150 $3,312 $100 Gas - CCGT - PJM Gas - CCGT - ERCOT Gas - CCGT - ISO-NE Gas - CCGT - NYISO Gas - Cogen Gas - Peakers - PJM Gas - Peakers - ERCOT Coal Nuclear Other Enterprise Value Net Debt Equity Value Low Mid High Equity Value $1,395 $1,769 $2,143 Shares Outstanding 131.5 131.5 131.5 Value per Share $10.61 $13.45 $16.29 14

SOTP $/kW Additional Information

Selected Precedent Transactions $/kW

Date	Buyer	Seller	Asset / Portfolio Name	ISO	Transaction Value ($mm)	Capacity (MW)	$/kW
PJM - CCGT							
11/13/15	Macquarie / Siemens	Clean Energy Future	Lordstown	PJM	$860	940	$915
10/08/15	TransCanada Corp	Talen Energy	Ironwood	PJM	654	704	929
02/27/12	Energy Capital Partners	AES	Red Oak	PJM	445	832	535
Average							**$793**
ERCOT - CCGT							
11/23/15	TCEH	NextEra Energy Resources	La Frontera	ERCOT	$1,310	2,988	$438
Average							**$438**
ISO-NE - CCGT							
10/13/15	Calpine Corp	Granite Ridge Holdings LLC	Granite Ridge Energy Center	ISO-NE	$500	745	$671
10/08/15	Carlyle Power Partners	Entergy Corp.	Rhode Island State Energy Center	ISO-NE	490	583	840
Average							**$756**
Cogen							
12/17/14	First Reserve	ArcLight Capital Partners	Redwood Portfolio	CAISO	$82	389	$211
05/07/14	NV Energy	Southwest Generation	Las Vegas Generation I & II	WECC	131	274	477
04/08/13	NRG Energy	ATP / Hancock / Rockland	Gregory Power	ERCOT	244	560	436
01/31/13	Quantum / Canadian Pension Plan	Atlantic Power	Atlantic Power Portfolio	FRCC	136	397	343
Average							**$367**
Peakers							
11/10/14	DTE Energy	LS Power	Renaissance	MISO	$240	732	$328
10/03/14	Wayzata Investment Parners	Exelon Corp.	West Valley	WECC	80	205	390
11/13/13	Energy Capital Partners	Starwood / BlackRock	Richland / Stryker	PJM	161	464	347
09/10/13	Tenaska	USPG	USPG	NYISO	868	2,180	398
Average							**$366**
Coal							
08/09/12	Riverstone	Exelon	MD Coal Portfolio	PJM	$400	2,649	$151
Average							**$151**

Source: Wall Street Research and SNL.

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Source: FactSet and Wall Street Research. Note: Market data as of May 19, 2016. 1. Based on available analyst estimates and targets. “Overweight” ratings are marked as “Buy” and “Neutral” ratings have been marked as “Hold.” Talen Wall Street Research Estimates Selected Research Estimates1 ($ in millions, except per share values) Wall Street Research has a consensus price target of $11.88 for Talen, implying a ~5% discount to the current share price. EBITDA Estimates Firm Analyst Date Rating Target Price 2016 2017 2018 SunTrust Robinson Humphrey Ali Agha 05/18/16 Buy $15.00 $758 $769 $718 Wolfe Research Steve Fleishman 05/13/16 Hold 10.00 770 765 675 Restricted 1 Restricted 05/11/16 Hold 11.00 774 781 658 Deutsche Bank Research Abe C Azar 05/11/16 Hold 9.00 770 700 665 Evercore ISI Greg Gordon 05/10/16 Buy 14.00 792 773 659 Guggenheim Securities Shahriar Pourreza 05/10/16 Hold 7.00 787 788 733 Tudor Pickering Holt & Co. Neel Mitra 04/25/16 Hold 9.00 741 738 660 Restricted 2 Restricted 04/22/16 Hold 12.00 744 593 624 Consensus Price Target $11.88 Current Price 12.49 Implied Premium/(Discount) to Current (4.92%) EBITDA Estimates 2016 2017 2018 Median Consensus $770 $767 $663 Company Projections 755 704 713 16

$1.0Bn – $2.0Bn All Cash U.S. M&A Precedents – LTM Source: Citi’s M&A Deal Intelligence, ReadyAnalytics (based on research of Company Filings). Note: Includes selected transactions from all industries except Real Estate and Financial Institutions. Excludes deals with the same acquiror and target company (i.e., partial sale transactions). Only includes deals for which premium information is available. Low High Unaffected Share Price $9.00 $9.00 Premium 31.0% 44.5% Equity Value per Share $11.79 $13.01 Announced Completed Acquiror Target Deal Value ($mm) 1 Day Prior to Ann. 14-Mar-2016 27-Apr-2016 Apollo Global Management LLC Fresh Market Inc $1,317 17% 8-Jan-2016 31-Mar-2016 Thermo Fisher Scientific Inc Affymetrix Inc 1,137 50 9-Oct-2015 22-Jan-2016 DSV A/S UTi Worldwide Inc 1,323 50 4-Aug-2015 23-Nov-2015 Team Health Holdings Inc IPC Healthcare Inc 1,534 37 30-Jul-2015 18-Dec-2015 Delphi Automotive PLC HellermannTyton Group PLC 1,804 45 13-Jul-2015 10-Nov-2015 BorgWarner Inc Remy International Inc 1,201 44 1-Jun-2015 28-Oct-2015 Apollo Global Management LLC OM Group Inc 1,020 28 24-Mar-2015 21-May-2015 Lexmark International Inc Kofax Ltd 1,011 44 12-Feb-2015 17-Sep-2015 Expedia Inc Orbitz Worldwide Inc 1,589 31 25th Percentile 31.0% 50th Percentile 43.7 75th Percentile 44.5 17

WACC and Beta with 40% Tax Rate

WACC Calculation Inputs			
Target Capital Structure (Net Debt / Total Capital):		55.0 – 65.0	%
Median Capital Structure of Selected Companies:		78.1	%
After-Tax Cost of Debt:		4.3	%
Expected Long-Term Yield[2]:		7.1	%
– Statutory Marginal Tax Rate:		40.0	%
Cost of Equity:	5.5% Equity Market Risk Premium	8.7 – 9.3	%
	6.7% Equity Market Risk Premium	9.6 – 10.3	%
Risk-Free Rate (30-Year Treasury Bond):		2.7	%
Assumed Equity Market Risk Premium - low :		5.5	%
Assumed Equity Market Risk Premium - high:		6.7	%
Relevered Equity Beta:		0.78 – 0.89	
– Unlevered Asset Beta[3]		0.58	
– Implied Net Debt / Equity Ratio:		122.2 – 185.7	%
Small Cap Risk Premium:		1.7	%
High Yield Issuer? (Y / N)		Y	

Weighted Average Cost of Capital:		6.0 – 6.7	%
	5.5% Equity Market Risk Premium	6.3 – 6.0	%
	6.7% Equity Market Risk Premium	6.7 – 6.4	%

Low-end of WACC is based on low-end of equity market risk premium (5.5%) and high-end of net debt / total capital ratio. High-end is based on high-end of equity market risk premium (6.7%) and low-end of capital structure.

Cost of Debt Related Metrics

	Value of Net Debt[1]	Market Value of Equity	Capital Structure: Net Debt / Total Capital Ratio	Statutory Marginal Tax Rate	Long Term Yield
Calpine Corporation	$11,633	$5,310	68.7%	40.0%	6.0%
NRG Energy, Inc.	17,647	4,950	78.1	40.0	7.1
Dynegy Inc.	8,054	2,178	78.7	40.0	8.1
High	$17,647	$5,310	78.7%		8.1%
Median	11,633	4,950	78.1		7.1
Mean	12,445	4,146	75.2		7.1
Low	8,054	2,178	68.7		6.0

Cost of Equity Related Metrics

	Adjusted Equity Beta[4]	High-Yield Issuer	Debt Beta	Unlevered Asset Beta
Calpine Corporation	0.97	Y	0.30	0.59
NRG Energy, Inc.	1.06	Y	0.30	0.54
Dynegy Inc.	1.20	Y	0.30	0.58
High	1.20			0.59
Median	1.06			0.58
Mean	1.08			0.57
Low	0.97			0.54

Summary of Assumptions

- Consistent with target leverage of 55.0% – 65.0% per Talen management
- Expected long-term debt yield of 7.1% based on median of peer set (CPN, DYN, NRG)
- Tax rate of 40.0%
- Equity market premium range of 5.5% – 6.7%
- Adjusted Equity Beta based on regression with MSCI Global Index for weekly data for five-year history
- Unlevered Asset Beta of 0.58, median of selected companies
- Debt Beta of 0.3 for high-yield companies
- Small-cap risk premium of 1.71%

Source: FactSet, Company Filings and Talen Management.
Note: Market data as of May 19, 2016.
1. Book value of net debt.
2. Expected long-term debt yield of 7.1% based on median of peer set (CPN, DYN, NRG).
3. Median unlevered asset beta of selected companies rather than Talen's specific unlevered asset beta given Talen's short and illiquid trading history.
4. Talen's June 2, 2015 – May 19, 2016 adjusted beta of 1.557 has not been used in the WACC calculation given TLN's limited trading history.

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